Exhibit 10.25

SERIES B PREFERRED STOCK CONVERSION,

WARRANT EXERCISE AND INVESTOR RIGHTS AGREEMENT

This Series B Preferred Stock Conversion, Warrant Exercise and Investor Rights Agreement (this “Agreement”) is made and entered as of October 28, 2015 (the “Effective Date”), by and between COPsync, Inc., a Delaware corporation (the “Company”), and such of the undersigned holders of shares of Series B Preferred Stock (the “Series B Stock”) that actually sign this Agreement (such undersigned holders herein the “Series B Holders”)   and is for the benefit of all of the Series B Holders.

RECITALS

WHEREAS, the Series B Holders purchased an aggregate of 350,000 shares of Series B Stock;

WHEREAS, the shares of the Series B Stock held by Series B Holders are convertible into shares of Company Common Stock at the option of the Series B Holders;

WHEREAS, in connection with the purchase of the Series B Stock, the Company issued to Series B Holders warrants (the “Series B Warrants”) to purchase an aggregate of 2,800,000 shares of Company common stock (the “Common Stock”) at an exercise price of $0.20 per share;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties have entered into the following arrangements with respect to the conversion of the Series B Stock into Company Common Stock and exercise of the Series B Warrants:

ARTICLE I
CONDITIONS PRECEDENT

The obligations of the Company and Series B Holders set forth in Article II are subject to the satisfaction of the following conditions precedent:

1.
Series B Holders of 350,000 shares of the Series B Stock, have delivered notices to the Company (Attn: Maria Fernandez; mfernandez@copsync.com) to voluntarily convert their Series B Stock into shares of Company Common Stock, to be effective with the occurrence of the Up-List (as defined below) pursuant to the terms in the existing Certificate of Designation (herein so called) relating to the Series B Stock on file with the Delaware Secretary of State.

2.	The following escrow arrangements are in place prior to the Up-List:

(a)
An escrow account (“Escrow Account”) has been established with Shumaker, Loop and & Kendrick, LLP (“Escrow Agent”), pursuant to an Escrow Agreement (herein so called) among the Escrow Agent, the Company, Mr. Joel Hochberg, designee of the Series B Holders (“Series B Designee”) and Series B Holders.

(b)
The Escrow Agreement provides that the Escrow Funds may only be released from the Escrow Account to the Company upon the written instruction of the Series B Designee.  The Series B Designee shall instruct the Escrow Agent in writing to deliver the escrow funds to the Company promptly following the Company’s notification to the Series B Designee of the listing of the Company’s Common Stock Shares for trading on NASDAQ (the “Up-List”). The Series B Designee may instruct the Escrow Agent to return the Escrow Funds to the Series B Holders if the Up-List does not occur by November 30, 2015.

3.
Holders of Series B warrants, representing an aggregate exercise price of $350,000, exercise their Series B Warrants in full (which exercise remains unrevoked), concurrent with the occurrence of the Up-List, by delivering notice of warrant exercise to the Company (Attn:  Maria Fernandez; mfernandez@copsync.com), and $350,000 (“Escrow Funds”) in warrant exercise proceeds is deposited into the Escrow Account in the Company’s name prior to Up-List.

4.	The Escrow Funds are wired to the Company within 2 business days following Up-List in accordance with wire transfer instructions set forth in the Escrow Agreement.

5.
Series B Holders terminate the Investor Rights Agreement and waive any rights thereunder, as permitted by persons holding a majority of all issued and outstanding shares of Series B preferred stock (including shares thereof not held by the Series B Holders), effective with the occurrence of the Up-List.

6.
The Company’s Board of Directors, and if necessary, its shareholders, shall have approved each of the transactions described in or contemplated by this Agreement, and the Company shall have complied with all applicable laws necessary relating to such transactions, including without limitation all applicable federal and state securities laws.

7.
The Company shall deliver to the Series B Designee minutes of the Company’s Board of Director’s authorizing the consummation of the transactions contemplated by this agreement, and such minutes shall be in a form acceptable to the Series B Designee and his counsel.

ARTICLE II
COVENANTS OF THE COMPANY

If all of the Conditions Precedent set forth in Article I are satisfied, then the Company covenants and agrees as follows:

1.
The Company shall issue to the Series B Holders that have converted their Series B Stock into shares of Company Common Stock, as contemplated by Article I, Company Common Stock shares equal to the product obtained by multiplying .20 by the number of shares of Common Stock that such Series B Holder received upon the conversion of such Series B Stock. By way of example, if each Series B Holder agrees to convert their Series B Stock, then the Series B Holders shall receive collectively 16,800,000 shares (this is the pre-reverse split number) of the Company’s Common Stock, rather than the 14,000,000 (this is the pre-reverse split number) they are authorized to receive under the Series B Designations.

NOTE:  The 14,000,000 (pre-reverse split number) Common Stock shares are publicly saleable shares, meaning that they are not restricted for SEC purposes.  The additional 2,800,000 (pre-reverse split number) Common Stock shares are “restricted,” meaning that they may not be publicly sold for six months.

1.
For the Series B Holders that have agreed to exercise their warrants as contemplated by Article I, the Company shall agree to amend each Series B Warrant held by such Series B Holder to reduce the exercise price from $0.20 (this is the pre-reverse split exercise price) to $0.125 per share (this is the pre-reverse split exercise price).

NOTE:  The Common Stock shares issued with respect to the warrant exercise are “restricted,” meaning that they may not be publicly sold for six months.

2.
That within 30 days following the occurrence of the Up-List, the Company shall pay, in cash, to the Series B Holders that so convert their Series B Stock as contemplated by Article I the unpaid dividends that have accrued with respect to the Series B Stock as of the date of the Up-List (aggregating approximately $597,333 in total).   Any Series B Holder that does not convert the holder’s Series B Stock into Company Common Stock as contemplated by Article I  shall be paid their accrued dividends in shares of Company Common Stock as contemplated by the Certificate of Designation at such time as such shares of Series B Stock are actually converted by such holder.

3.
a.	The Company’s stockholders have elected the Series B Designee to serve on the Company’s Board of Directors until the Company’s 2016 Annual Meeting of Stockholders (the “Current Director”).

b.
The Company shall nominate a designee of the Series B Stock for election to the Company’s Board of Directors for a one year term at the Company’s 2016 Annual Meeting of Stockholders and such designee may serve until the Company’s 2017 Annual Meeting of Stockholders (the “Nominee”). The Company shall use best efforts to facilitate the election of the Nominee to the Company’s Board, including, without limitation, recommending that the stockholders vote for the election of the Nominee.  For the avoidance of doubt, such designee shall replace, but shall not be in addition to, the current designee of the Series B Stock. The Series B Holders hereby designate the Series B Designee as their designated Nominee.

c.
The Series B Holders shall be entitled to designate an observer to the Company’s Board of Directors (“Observer”), beginning at the time of the Company’s 2017 Annual Meeting of Stockholders and continuing until the earlier of (i) the 36-month anniversary of the 2016 Annual Meeting of Stockholders or (ii) a “Change in Control Transaction” (as defined in the Investor Rights Agreement) occurs with respect to the Company. The Company shall allow the Observer to attend all meetings of the Board of Directors in a nonvoting capacity, and in connection therewith, the Company shall give the Observer copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to the stockholders and the Board, which copies shall be sent to the Observer at the same time that they are sent to the stockholders or the Board, as the case may be. The Series B Holders hereby designate the Series B Designee as their designated Observer.

d.
The Current Director, Observer and Nominee may be removed and replaced at any time, with or without cause, by the written approval of a majority of the Series B Holders signing this Agreement.  In the event that any designated Current Director, Observer or Nominee dies or resigns, the Series B Holders may appoint a replacement Current Director, Observer or Nominee, as the case may be, by written approval of a majority of the Series B Holders that have signed this Agreement. Further, in the case of the Current Director’s or Nominee’s death, resignation or removal, the Company agrees to use its reasonable best efforts to fill the vacancy with the replacement appointed by the Series B Holders, including, without limitation, recommending that the remaining Board Members to vote for such replacement to fill the vacancy. However, in the event the Series B Nominee is not immediately appointed to the Board, he or she shall have observation rights until duly elected by the Board.

4.	That the Investor Rights Agreement between the Company and the Series B Holders shall terminate.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY; INDEMNITIES

The Company hereby represents and warrants as follows:

1.
It is duly incorporated, validly existing and in good standing under the laws of Delaware. The Company has all requisite power and authority enter into this Agreement and consummate the transactions described in or contemplated hereby, including without limitation, the issuance of shares of Common Stock to the Series B Holders (both with respect to the conversions and the additional 20% amount provided for herein), paying cash for the accrued dividends relating to Series B Stock, changing the exercise price of the Series B Warrants and effectuation the Board of Director appointment and observation rights. The consummation of such transactions, (i) will not result in any violation of or conflict with any term of its charter or Bylaws or any other organizational document or instrument by which it is bound,   any law or regulation applicable to it, or any agreement or commitment binding upon the Company, and (ii) have been duly authorized by all necessary action of the Company’s Board of Directors, and stockholders, as applicable. The Company can consummate the transactions contemplated by this Agreement without amending the October 14, 2009 Certificate of Designations of Series B Convertible Preferred Stock.

2.
The Company has filed with or furnished to the Securities and Exchange Commission (“SEC”) each report, statement, schedule, form or other document or filing required by applicable law to be filed or furnished by the Company at or prior to the time so required (the “Company SEC Documents”).  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.
The Company agrees to take all further action necessary to consummate the transactions contemplated by this Agreement, including, without limitation, calling any meetings of the stockholders or Board of Directors as may be necessary to take any action in furtherance thereof.

4.
The Company shall indemnify, defend and hold harmless each Series B Holder and their members, managers, officers and directors (the “Indemnitees”) from and against any and all damages, losses, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses) (“Losses”) of any Indemnitees arising out of or resulting from a breach of any representation, warranty or covenant of the Company contained in this Agreement.

ARTICLE IV
MISCELLANEOUS

1.
Entire Agreement. This Agreement, the Escrow Agreement and the  Conversion and Exercise Notices delivered to the Company by the Series B Holders in connection herewith, constitute the entire agreement among the parties and supersedes all other prior agreements and understandings among the parties, written or oral, to the extent that they relate in any way to the subject matter hereof.

2.
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.	Successors and Assigns. All covenants and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns hereunder.

4.
Notices. All notices and other communications hereunder shall be given (i) by facsimile; (ii) by delivery in person; or (iv) by first class, registered or certified mail, postage prepaid to the following address:

Notices to COPsync, Inc.

16415 Addison Road, Ste. 300
Addison, Texas 75001, Attn: Chief Executive Officer

Informal communications may be sent to Maria Fernandez (mfernandez@copsync.com); 214-354-6692 (cell); 972-638-8809 (office).

Notices to Series B Holders to the address on file for respective Series B Holders

Notices are effective on delivery.

5.
Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware excluding choice-of-law principles. The venue for any legal claims under this Agreement shall lie exclusively in the state and federal counts in Dallas County, Texas.

6.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first above written.

COPSYNC, INC.	SERIES B HOLDERS

By:
Ronald A. Woessner	Jim Acker
Chief Executive Officer

Byron Cook

Thomas Cronan

Bill Journey

Global Vision Holding LTD

By:

Its:

Bob E. Griggs & Susan A. Griggs
TTEES Griggs Family Living Trust

By:

Its:

W A Sandford TTEE
W A Sandford 5X5 Trust

By:

Its:

Veronica W LLC

By:

Its:

SDS Holding LP

By:

Its: